Exhibit 99.1

News Contacts: Media Robert W. Grupp 610-738-6402 rgrupp@cephalon.com Investors Robert (Chip) Merritt 610-738-6376 cmerritt@cephalon.com

For Immediate Release

Cephalon, Inc. Appoints Dr. Lesley Russell as Senior Vice President
Worldwide Medical and Regulatory

Frazer, PA—August 25, 2006—Cephalon, Inc. (Nasdaq: CEPH) today announced the appointment of Dr. Lesley Russell MB.Ch.B, MRCP as Senior Vice President, Worldwide Medical and Regulatory Operations, effective September 1, 2006. In her new position, Dr. Russell will have responsibility for managing all clinical, medical, regulatory, drug safety and biometrics matters worldwide, and will report directly to the Chief Executive Officer.

Dr. Russell brings to the position more than 20 years experience in clinical research as a physician and senior executive with pharmaceutical research companies in the United States and United Kingdom. She has broad expertise leading clinical research initiatives to develop innovative pharmaceutical products and has particular strength in oncology.

Dr. Russell currently serves as Senior Vice President of Worldwide Clinical Research at Cephalon, where she oversees the design, implementation and conduct of Cephalon’s worldwide clinical trial program as well as the company’s Medical Affairs and Scientific Communications departments.

“Lesley’s experience in guiding our worldwide clinical research activities, combined with her industry background and company knowledge, will further advance our clinical research programs in major pharmaceutical markets,” said Frank Baldino, Jr., Ph.D., Chairman and CEO.

Cephalon also announced that Dr. Paul Blake, Executive Vice President of Worldwide Medical and Regulatory Operations, will leave the company on August 31 to pursue other opportunities. “We thank Paul for his many contributions to the company and wish him well in his future endeavors,” said Dr. Baldino.

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SOURCE:  Cephalon, Inc.  • 41 Moores Road  • Frazer, PA 19355  • (610) 344-0200  • Fax (610) 344-0065

Dr. Russell came to Cephalon in January 2000 from US Bioscience Inc./ Medimmune Oncology, where she was Vice President Clinical Research, responsible for directing  and implementing the clinical programs in oncology and HIV research.  Prior to joining US Bioscience, Dr. Russell was Director of Clinical Research at USB Pharma Ltd, the European subsidiary of US Bioscience. Before her work at USB Pharma, Dr. Russell was a Clinical Research Physician at Eli Lilly UK, responsible for the oncology clinical trial program in the UK. Dr. Russell was Medical Director at Amgen UK.

Before joining the pharmaceutical industry, Dr. Russell was trained in Hematology/Oncology at Royal Infirmary of Edinburgh, and Royal Hospital for Sick Children Edinburgh UK and was a Research Fellow at University of Edinburgh Faculty of Medicine.

Dr. Russell received MB.Ch.B. from University of Edinburgh, Scotland, Faculty of Medicine and is a member of the Royal College of Physicians, UK.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets five proprietary products in the United States: PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], TRISENOX® (arsenic trioxide) injection, and VIVITROL™ (naltrexone for extended-release injectable suspension) and numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for clinical research programs in major pharmaceutical markets, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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SOURCE:  Cephalon, Inc.  • 41 Moores Road  • Frazer, PA 19355  • (610) 344-0200  • Fax (610) 344-0065